AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2003
                                                  REGISTRATION NO. 333 - _______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             RF MICRO DEVICES, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)

           NORTH CAROLINA                              56-1733461
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)                Identification No.)

                               7628 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421
                                 (336) 664-1233
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ROBERT A. BRUGGEWORTH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             RF MICRO DEVICES, INC.
                               7628 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421
                                 (336) 664-1233
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                            JEFFREY C. HOWLAND, ESQ.
                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                             ONE WEST FOURTH STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 721-3516

                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT               OFFERING              AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED     TO BE REGISTERED     PRICE PER UNIT (1)    OFFERING PRICE (1)    REGISTRATION FEE
     ---------------------------     ----------------     ------------------    ------------------    ----------------

    Common Stock(2)............       158,704 shares            $5.31                $842,719               $69

(1) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq Stock Market on June 10, 2003 in accordance with Rule 457 under the Securities Act of 1933.

(2) Each share of the Registrant's common stock includes one preferred share purchase right.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
                                 158,704 Shares

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                  Common Stock
--------------------------------------------------------------------------------



     This prospectus is part of a registration statement that covers 158,704 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $17,500.

     Our common stock is quoted on the Nasdaq Stock Market under the symbol "RFMD." On June 10, 2003, the last reported sale price of the common stock on the Nasdaq Stock Market was $5.31 per share.

     Our principal executive offices are at 7628 Thorndike Road, Greensboro, North Carolina 27409, and our telephone number is (336) 664-1233.

     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         Prospectus dated June 16, 2003

                                TABLE OF CONTENTS

COMPANY OVERVIEW.........................................................1
THE OFFERING.............................................................2
RISK FACTORS.............................................................3
FORWARD-LOOKING STATEMENTS..............................................11
WHERE YOU CAN FIND MORE INFORMATION.....................................12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................12
USE OF PROCEEDS.........................................................13
SELLING SHAREHOLDERS....................................................13
PLAN OF DISTRIBUTION....................................................14
LEGAL MATTERS...........................................................15
EXPERTS.................................................................15


     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

         The terms "RFMD," "Company," "we," "our" and "us" refer to RF Micro Devices, Inc. The term "you" refers to a prospective investor.

2

                                COMPANY OVERVIEW

     RF Micro Devices, Inc. was incorporated under the laws of North Carolina in 1991. We design, develop, manufacture and market proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products and applications. As such, we operate as a single business segment. We are a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones. We are also the leading GaAs HBT manufacturer, which offers distinct advantages over other technologies for the manufacture of current and next-generation power amplifiers. Our products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems, and global positioning systems (GPS). The majority of our revenue is derived from sales of RFICs designed for cellular phones. We offer a broad array of products including amplifiers, mixers, modulators/demodulators and single chip transmitters, receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. These integrated circuits perform the transmit and receive functions that are critical to the performance of wireless devices.

     We design and manufacture products that are fabricated using multiple semiconductor process technologies. These technologies include aluminum gallium arsenide (AlGaAs) (also referred to as gallium arsenide (GaAs)), heterojunction bipolar transistor (HBT), GaAs metal-semiconductor field-effect transistor (MESFET), indium gallium phosphide (InGaP) HBT, silicon bipolar transistor, silicon complementary metal-oxide-semiconductor (CMOS), silicon BiCMOS (integration of bi-polar transistors and CMOS), and silicon germanium (SiGe) BiCMOS. We are also actively developing integrated circuits utilizing gallium nitride (GaN) and GaAs pseudomorphic high electron mobility transistor (pHEMT) process technologies. Handset manufacturers try to maximize tradeoffs between performance and cost. Our approach to using multiple semiconductor process technologies allows us to offer customers products that fulfill their performance, cost and time-to-market requirements. We call this approach to business OPTIMUM TECHNOLOGY MATCHING(R).

     Over the last two years, we have actively transitioned a large portion of our business from the manufacture of single chip PA microwave monolithic integrated circuits (MMICs) to more complex, highly integrated, multi-chip PA module products. During fiscal 2003, 59% of our revenue was derived from multi-chip power amplifier modules. Many of our module products combine integrated circuits fabricated under different process technologies. We believe our multi-chip modules provide the following advantages:

     o GREATER FUNCTIONALITY: Multi-chip modules enable us to combine integrated circuits fabricated under different semiconductor process technologies into a single product that performs more of the functions in a wireless device.

     o LOWER COSTS: Due to the integration of components within a single multi-chip module, our customers can reduce the size of their devices and simplify their manufacturing processes, which leads to reduced costs.

     o HIGHER PERFORMANCE: Multi-chip modules provide a system-on-chip solution, which optimizes interfaces between components.

     Our products are purchased by leading original equipment manufacturers
(OEMs) such as Nokia Mobile Phones, Ltd., Motorola, Inc., Samsung Electronics Co., Ltd, Sagem, LG Electronics, Inc., Siemens, A.G., SKC Co., LTD, and Sony Ericsson Mobile Communications. In addition, our products are purchased by leading original design manufactures (ODMs) such as BenQ Corporation, Wavecom, S.A., Arima Communications Corporation, Curitel Communications, Inc. and its affliate Pantech, Inc., Compal Electronics, Inc. and Quanta Computer Inc. ODMs have emerged in recent years, particularly in Asian markets, and offer lower-cost wireless devices for resale by OEMs.

     Our original GaAs HBT process technology was licensed to us by Northrup Grumman Space Technology (formerly TRW Space & Electronics, Inc.) (TRW) in 1996 to design and manufacture products for commercial wireless applications. The GaAs HBT and MBE patent rights expressly referenced in the license agreement expire at various times between March 2007 and July 2016. The license agreement provides that TRW will offer to us, on the same terms as are offered to third parties, certain future non-HBT related technologies that it develops for a period of 10 years following June 15, 1998. We have agreed to share with TRW any modifications or improvements that we make in the technology or the products developed therefrom, and to grant TRW a non-exclusive, royalty-free license to use any of these modifications or improvements in applications outside our field of use. Upon any termination of the license agreement because of a default by either party, our rights to TRW's technologies would cease. We are continually improving our GaAs HBT processes and manufacture substantially all of our own GaAs HBT products at our wafer fabrication facilities.

     During fiscal 2003, we entered into a strategic relationship with Jazz Semiconductor, Inc. (Jazz). Under the arrangement, we obtained a committed, lower cost source of supply for wafers fabricated utilizing Jazz's silicon manufacturing processes. In addition, we are collaborating with Jazz on joint process development and the optimization of these processes for fabrication of next-generation silicon RFICs. The arrangement is expected to help us develop proprietary mixed-mode silicon technologies for our system-on-chip (SOC) integration roadmap.

     Our principal executive offices are located at 7628 Thorndike Road, Greensboro, North Carolina 27409, and our telephone number is (336) 664-1233.

                                  THE OFFERING

Common stock offered......   158,704 shares
Offering price............   All or part of the shares offered hereby may be
                             sold from time to time
                             in amounts and on terms
                             to be determined by the
                             selling shareholders at
                             the time of the sale.

Risk factors..............   See "Risk Factors" for a discussion of factors you
                             should carefully consider before deciding to invest
                             in shares of our common stock.
Nasdaq symbol.............   RFMD

>


3

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. IN ADDITION, PLEASE READ "FORWARD-LOOKING STATEMENTS" ON PAGE 11 OF THIS PROSPECTUS, WHERE WE DESCRIBE ADDITIONAL UNCERTAINTIES ASSOCIATED WITH OUR BUSINESS AND THE FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

OUR OPERATING RESULTS FLUCTUATE.

     Our revenue, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our future operating results will depend on many factors, including the following:

          o our ability to design, manufacture and deliver our products in large enough volumes to satisfy our customers' requirements;

          o the ability of third party foundries, assembly, and test, tape and reel partners to handle our products in a timely and cost-effective manner that meets our customers' requirements;

          o our ability to achieve cost savings and improve yields and margins on our new products;

          o our ability to respond to downward pressure on the average selling prices of our products caused by our customers and competitors;

          o    unexpected poor line, assembly or test yields for our products;

          o    our ability to increase capacity utilization;

          o our ability to successfully integrate and realize expected synergies from our recent acquisitions; and

          o our inability to predict non-recurring charges required to be taken under generally accepted accounting principles in the United States (GAAP) for items such as impairment of the value of long-lived assets and goodwill and acquired in-process research and development charges associated with business combinations.

     It is likely that our future operating results will again be adversely affected by the factors set forth above or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.

WE FACE CHALLENGES MANAGING RAPID GROWTH.

     We have grown to 1,794 employees on March 31, 2003 from 133 employees on March 31, 1997. To manage our growth effectively, we must:

          o expand our presence in international locations and adapt to cultural differences in those locations, including China;

          o    train and manage our employee base; and

          o attract and retain qualified people with experience in radio frequency engineering, integrated circuit design, software and technical marketing and support.

     Competition for these resources is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry, assembly, test, tape and reel partners. Our systems, networks, software tools, procedures or controls may not be adequate to support our operations, and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results may also depend on expanding sales and marketing, research and development and administrative support. If we cannot attract qualified people or manage growth effectively, our operating results will be adversely affected.

WE FACE RISKS ASSOCIATED WITH OUR MOLECULAR BEAM EPITAXY AND WAFER FABRICATION FACILITIES.

     Our production process starts with GaAs substrates called wafers. A transistor layer is grown on the wafer using an MBE process in our MBE facility. These wafers are then sent to our wafer fabrication facilities for further processing.

     We have operated our first wafer fabrication facility since 1998, and in fiscal 2002, we qualified our second wafer fabrication facility for production. We began transitioning our second wafer fabrication facility from a four-inch wafer production into a six-inch wafer production in fiscal 2003. The conversion currently is expected to be complete in the second quarter of fiscal 2004. As we initiate production from our six-inch facility, we must qualify each new integrated circuit design with our customers. As parts are brought into production, we must continue to maintain our cycle times and our line, assembly and test yields in order to reach our manufacturing goals.

     A number of factors will affect the future success of our facilities, including the following:

          o    demand for our products;

          o our ability to generate revenues in amounts that cover the significant fixed costs of operating the facilities;

          o our ability to qualify new products in a timely manner at our wafer fabrication facilities;

          o availability of raw materials, including GaAs substrates, and high purity source materials such as gallium, aluminum, arsenic, indium, silicon and beryllium in our MBE facility;

          o    our wafer fabrication manufacturing cycle times;

          o    our production yields;

          o our ability to hire, train and manage qualified production personnel;

          o our compliance with applicable environmental and other laws and regulations; and

          o our inability to use all or any significant portion of our facilities for prolonged periods of time for any reason.

     Converting our second wafer fabrication facility from a four-inch facility to a six-inch facility has required us to make significant investments in equipment. Before production of six-inch wafers can commence, wafers have to be qualified by individual customers on a component-by-component basis, even for products previously qualified at our four-inch wafer facility.

     We cannot be sure that we will be able to successfully continue to produce wafers using the GaAs HBT process technology at acceptable manufacturing yields or in a manner that allows us to offer GaAs HBT products from our facilities at competitive prices. A failure or delay in our efforts to fabricate GaAs HBT wafers at acceptable manufacturing cycle times, yields, costs and quality and in volumes sufficient to satisfy customer demands could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A FEW LARGE CUSTOMERS.

     Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue; however, our focus in fiscal 2003 on diversification of our products and customer base has decreased our reliance on our top five customers. In fiscal 2003, our top five customers accounted for 73% of total revenue compared to 80% in fiscal 2002. For fiscal 2003, our top ten customers accounted for 80% of our total revenues. Nokia was our largest customer during fiscal 2003, accounting for 45% of our total revenue, and Motorola, our second largest customer, accounted for 14% of our total revenue. Our future operating results depend on both the success of our largest customers and on our success in diversifying our products and customer base.

     We typically manufacture custom products on an exclusive basis for one customer for a negotiated period of time. This factor makes it difficult for us to diversify our customer base. The concentration of our revenue with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.

IF WE EXPERIENCE POOR PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER.

     Our integrated circuit products, especially our products manufactured using the GaAs HBT process technology, are very complex. Each product has a unique design and is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our module products, which consist of multiple components in a single package, feature enhanced levels of integration and complexity. Our customers insist that our products meet their exact specifications for quality, performance and reliability.

     Our products are manufactured on gallium arsenide or silicon substrates, called wafers. Before our customers can use our products, the wafers must be processed and singulated into individual die. A die is a rectangular piece of semiconductor material upon which electronic circuitry has been created. The circuitry determines the specific function the die is intended to perform and is connected to the outside world by means of a microelectronic package and small wires. Semiconductor die are manufactured while still part of a round piece of semiconductor called a wafer, ranging in diameter from 100-300mm. The circuitry is printed on the wafers using microscopic imaging technology and thin films of deposited materials. Upon completion of the manufacturing process, die are cut individually from the wafer and must be assembled, or packaged, and then the final product must be tested. Our manufacturing yield is a combination of:

          o line yield, which is the number of usable wafers that result from our fabrication process;

          o assembly yield, which is the number of assembled parts we actually receive from the packaging house divided by the number of die available on the wafer; and

          o test yield, which is the number of assembled parts that pass all component level testing divided by the total number of parts tested.

     Due to the complexity of RFICs, we periodically experience difficulties in achieving acceptable yields on certain new products.

     Our customers also test our RFICs once they have been assembled into their products. The number of usable RFICs that result from our production process can fluctuate as a result of many factors, including the following:

          o    design errors;

          o    defects in photomasks used to print circuits on a wafer;

          o    minute impurities in materials used;

          o    contamination of the manufacturing environment;

          o    equipment failure or variations in the fabrication process;

          o    losses from broken wafers or other human error; and

          o    defects in packaging.

     Because average selling prices for our products tend to decline over time and because many of our manufacturing costs are fixed, we are constantly trying to improve our manufacturing yields. For a given level of sales, when our yields improve, our gross margins improve, and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected.

OUR OPERATING RESULTS ARE DEPENDENT ON OUR GAAS HBT PROCESS TECHNOLOGY AND DEMAND FOR OUR GAAS HBT PRODUCTS.

     Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of products manufactured using GaAs HBT process technology. During fiscal 2003, 87% of our revenue came from the sale of GaAs HBT products manufactured using GaAs HBT process technology, of which substantially all was attributable to products produced at our facility. We currently expect that this process concentration will continue in the near term. Our dependence on GaAs HBT products could ultimately hurt our operating results in the future. Competitors have begun to enter the market and offer their own GaAs products, and direct competition with competitors with GaAs HBT process technology could adversely affect our selling prices. Also, new process technologies are constantly being developed, and one or more of these processes could have characteristics that are superior to GaAs HBT. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect our operating results.

     We depend on our exclusive license from TRW for its GaAs HBT technology. If the license is terminated or if it were determined that this technology infringed on a third party's intellectual property rights, our operating results would be adversely affected. TRW made no representation to us about whether the licensed technology infringed on the intellectual property rights of anyone else.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON DEVELOPMENT OF NEW
PRODUCTS.

     Our future success will depend on our ability to develop new RFIC solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new RFICs is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past, including during fiscal 2003. Our successful product development depends on a number of factors, including the following:

          o the accuracy of our prediction of market requirements and evolving standards;

          o    acceptance of our new product designs;

          o    the availability of qualified RFIC designers;

          o    our timely completion and execution of product designs; and

          o    acceptance of our customers' products by the market.

     We may not be able to design and introduce new products in a timely or cost-efficient manner, and our new products may fail to meet the requirements of the market or our customers. In that case, we will not likely reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins require significant expenditures by us and typically precede volume revenues by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customers' products.

OUR INDUSTRY'S TECHNOLOGY CHANGES RAPIDLY, AND WE DEPEND ON THE DEVELOPMENT AND GROWTH OF WIRELESS MARKETS.

     We depend on the development and growth of markets for wireless communications products and services. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.

     We supply RFICs almost exclusively for wireless applications. The wireless markets are characterized by frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers' demands for improvements in product performance to increase, which means that we must continue to improve our product designs and develop new products using new wafer fabrication technologies. It is likely that a competing process technology will emerge that permits the fabrication of integrated circuits that are superior to the RFICs we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.

WE DEPEND HEAVILY ON OUR RELATIONSHIP WITH NOKIA.

     We have agreed to provide Nokia with access to certain radio frequency integrated circuit technologies and to our GaAs HBT wafer fabrication facilities, and Nokia has agreed to provide us with rights to bid for and supply Nokia's requirements for certain RFICs. This arrangement does not obligate Nokia to purchase any additional products from us, and there can be no assurance that Nokia will remain a significant customer of ours or that this relationship will continue. In fiscal 2003, sales to Nokia were 45% of our revenue. The loss of Nokia as a customer for any reason would have a material adverse effect on our operating results.

WE DEPEND HEAVILY ON THIRD PARTIES.

     We use five independent foundries to manufacture our silicon-based products. In fiscal 2003, we entered into a strategic relationship with Jazz, a radio frequency and mixed-signal silicon wafer foundry, for silicon manufacturing and development. Under the arrangement, we obtained a committed, lower cost source of supply for wafers fabricated utilizing Jazz's silicon manufacturing processes. We will still remain dependent on a small number of independent foundries to manufacture our products on a timely basis, to achieve acceptable manufacturing yields and to offer us competitive pricing. The inability of these independent foundries to deliver our products on a timely basis, allocate sufficient manufacturing capacity to us, achieve acceptable yields or offer us competitive pricing would have a material adverse effect on our operating results.

     We use eight independent suppliers outside the United States and one supplier within the United States to assemble and package all of our integrated circuits, two independent suppliers to test our products and two independent suppliers to tape and reel our products. We have had packaging quality problems with some of our suppliers, especially with products manufactured using our GaAs HBT process technology, and it is possible that we may have more packaging problems in the future. However, we have taken steps to improve the reliability of packaging quality, including the hiring of a Vice President of Quality, the expansion of our in-house package testing and qualification line and the hiring of additional packaging engineers to engage in both package testing and the development of new packaging designs. In addition, we will continue to monitor our suppliers. A delay or reduction in product shipments or unexpected product returns because of these problems could have an adverse effect on our operating results.

     Given the shift to module production, we also rely on suppliers of passive component parts. A delay in the receipt of these raw materials could delay product shipments and have an adverse effect on our operating results.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

     Competition in the markets for our products is intense. We compete with several companies primarily engaged in the business of designing, manufacturing and selling RFICs, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of our competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities. Any of them could develop products that compete with or replace ours. A decision by any of our large customers to design and manufacture integrated circuits internally could have an adverse effect on our operating results. Increased competition could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments would have an adverse effect on our operating results.

     Many of our existing and potential competitors have entrenched market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors, including Skyworks Solutions, Inc., Hitachi, Broadcom Corporation, Intersil Corporation, Agere Systems, Inc. and Atheros Communications, may have greater financial, technical, manufacturing and marketing resources than we do. We cannot be sure that we will be able to compete successfully with our competitors.

WE DEPEND HEAVILY ON KEY PERSONNEL.

     Our success depends in part on keeping key technical, marketing, sales and management personnel. We do not have employment agreements with the substantial majority of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES AND OPERATIONS.

     We operate globally with sales offices and research and development activities as well as manufacturing, assembly and testing facilities in several countries; as a result, we are subject to risks and factors associated with doing business outside the United States. Global operations involve inherent risks that include currency controls and fluctuations, tariff, import and other related restrictions and regulations.

     Sales to customers located outside the United States accounted for about 80% of our revenue in fiscal 2003. We expect that revenue from international sales will continue to be a significant part of our total revenue. Because the majority of our foreign sales are denominated in United States dollars, our products become less price-competitive in countries with currencies that are low or are declining in value against the United States dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in United States dollars. If they do not, our reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

     All but one of our circuit assembly vendors and both of our test vendors are located outside the United States. Also, we have a test and tape and reel facility in Beijing, China. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in United States dollars. Our assembly costs increase in countries with currencies that are increasing in value against the United States dollar. Also, we cannot be sure that our international assemblers will continue to accept orders denominated in United States dollars. If they do not, our costs will become more directly subject to foreign exchange fluctuations.

     In addition, if terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States or other locations, such events may disrupt manufacturing, assembly, logistics, security and communications, and could also result in reduced demand for our products. Major health concerns, such as the spread of the SARS illness, could also adversely affect our business and our customer order patterns. We could also be affected if labor issues disrupt our transportation arrangements or those of our customers or suppliers. On a worldwide basis, we regularly review our key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, we assess the risks, and as we consider it to be appropriate, we initiate actions intended to minimize the risks and their potential impact. However, there can be no assurance that we have identified all significant risks or that we can mitigate all identified risks with reasonable effort.

WE RELY ON INTELLECTUAL PROPERTY AND FACE ACTUAL AND POTENTIAL CLAIMS OF INFRINGEMENT.

     Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Although we do not believe this to be the case, it could be determined in the future that we are infringing a third party's intellectual property rights. We cannot be sure that we could obtain licenses on commercially reasonable terms or that litigation would not occur if there were any infringements. If we were unable to obtain necessary licenses or if litigation arose out of infringement claims, our operating results could be adversely affected.

     RF Micro Devices has been named a defendant in a patent infringement lawsuit filed on August 3, 2001 in the United States District Court for the District of Arizona by Lemelson Medical, Education and Research Foundation, LP. The suit alleges that we have infringed claims of a total of at least 17 and possibly 18 patents, including "machine vision" claims of 12 patents, "bar code" claims of four patents and "integrated circuit" claims of three or four patents and seeks injunctive relief, damages for the alleged infringements and payment of the plaintiff's attorneys' fees. The suit has been stayed pending resolution of one of two related actions to which we are not a party. This case was stayed before any discovery, and is in its very preliminary stages. Therefore, we cannot predict the ultimate outcome of this litigation.

     In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION.

     We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

OUR STOCK PRICE IS SUBJECT TO VOLATILITY.

     The trading price of our common stock is subject to wide fluctuations in response to quarterly variations in operating results, adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, introduction of new products by us or our competitors, transactions by corporate insiders and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations based on factors outside our control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of our common stock.

FUTURE SALES OF SHARES COULD HAVE AN ADVERSE EFFECT ON MARKET PRICE.

     Sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect the market price for our common stock and our ability to raise equity capital in the future. As of May 30, 2003 we had outstanding a total of 184.2 million shares of common stock. As of March 31, 2003, options to purchase 21.0 million shares of common stock were outstanding under our formal stock option plans for employees and directors, with a weighted average exercise price of $15.10 per share and a weighted average remaining contractual life of 7.4 years. Of these, options to purchase
8.5 million shares were exercisable at March 31, 2003, at a weighted average exercise price of $15.79 per share.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

     As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we currently have no definitive agreements providing for any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could issue equity securities that would dilute our current shareholders' percentage ownership, incur substantial debt or other financial obligations or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:

          o unanticipated costs, capital expenditures or working capital requirements associated with the acquisition;

          o acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operation;

          o    diversion of management's attention from our business;

          o injury to existing business relationships with suppliers and customers; and

          o failure to successfully integrate acquired businesses, operations, products, technologies and personnel.


PROVISIONS IN OUR GOVERNING DOCUMENTS COULD DISCOURAGE TAKEOVERS AND PREVENT SHAREHOLDERS FROM REALIZING AN INVESTMENT PREMIUM.

     Certain provisions of our articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions include the ability of the board of directors to designate the rights and preferences of preferred stock and issue such shares without shareholder approval and the requirement of supermajority shareholder approval of certain transactions with parties affiliated with our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of RF Micro Devices' common stock.

     On August 10, 2001, our Board of Directors adopted a shareholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the Board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire RF Micro Devices by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of our company not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

          o    variability in operating results;

          o    the rate of growth and development of wireless markets;

          o risks associated with the operation of our molecular beam epitaxy facility, the operation of our test, tape and reel facilities, both foreign and domestic, and the operation of our wafer fabrication facilities;

          o our ability to manage rapid growth and to attract and retain skilled personnel;

          o variability in production yields, raw material costs and availability;

          o    dependence on a limited number of customers;

          o dependence on our gallium arsenide (GaAs) heterojunction bipolar transistor (HBT) products;

          o ability to reduce costs and improve margins by converting our second four-inch GaAs HBT wafer fabrication facility into a six-inch facility, improving yields, implementing innovative technologies and increasing capacity utilization;

          o    dependence on third parties;

          o our ability to bring new products to market in response to market shifts and use technological innovation to lead the industry in time-to-market for our products;

          o currency fluctuations, tariffs, trade barriers, taxes and export license requirements associated with our foreign operations;

          o our ability to integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations; and

          o other risk factors set forth under "Risk Factors" in this prospectus.

     The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to RF Micro Devices, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.rfmd.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the termination of this offering. The documents we incorporate by reference are:

          o Our Annual Report on Form 10-K for the fiscal year ended March 29, 2003;

          o The description of our common stock contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act with the SEC on May 2, 1997, including any amendment or report filed for the purpose of updating such description; and

          o Our Registration Statement on Form 8-A relating to the Shareholder Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, filed with the SEC on August 14, 2001.

     You may request a copy of these filings, at no cost to you, by writing or telephoning RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409, telephone (336) 664-1233.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock. We have paid the costs relating to the registration of these shares, which we estimate to be $17,500.

                              SELLING SHAREHOLDERS

     The shares being offered by the selling shareholders were acquired in connection with our acquisition of Channel Technology, Inc. on April 9, 2003. The following table sets forth, for each selling shareholder, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling shareholders has had any position, office or other relationship material to RF Micro Devices with RF Micro Devices or any of its affiliates within the past three years.



                                                                       SHARES TO BE           PERCENTAGE
                                         SHARES         SHARES      BENEFICIALLY OWNED    BENEFICIAL OWNERSHIP
                                      BENEFICIALLY      OFFERED      AFTER COMPLETION   AFTER COMPLETION OF THIS
NAME                                  OWNED (1)       HEREBY (2)   OF THIS OFFERING (1)       OFFERING (1)
----                                     -------------- -------------- -------------------- ---------------------
Baker P.L. Scott, III                    77,560         76,560               1,000                    *

Charles J. Duey                          11,849         11,649                 200                    *

Matthew M. Kostelnik                     11,649         11,649                   0                    0

David E. Reed                            13,004         12,904                 100                    *

Daniel A. Schwob                          3,738          3,138                 600                    *

M.J. Callahan, Jr.                        4,628          4,628                   0                    0

Dietrich Erdmann                         13,414         13,414                   0                    0

Charles A. Hwang                            523            523                   0                    0

Cooley Godward LLP                        1,883          1,883                   0                    0

Access Venture Partners, L.P.            22,356         22,356                   0                    0


*     Indicates less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name.

(2) An aggregate of 15,780 shares held by the selling shareholders, or 10% of the number of shares set forth opposite the name of each selling shareholder, are currently held by the registrant to fund an indemnification reserve in connection with the transaction in which the shares were issued (the "Indemnification Reserve"). The Indemnification Reserve will terminate on April 9, 2004. Such shares cannot be offered or sold by the selling shareholders prior to such date and are subject to

                                       13

     forfeiture in accordance with the agreement under which the Indemnification Reserve was established.

                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The selling shareholders may sell the shares on the Nasdaq Stock Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

          o "at the market" to or through market makers or into an existing market for the common stock; or

          o    direct sales to purchasers or sales effected through agents.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

          o enter into transactions involving short sales of the shares by broker-dealers;

          o sell shares short themselves and redeliver such shares to close out their short positions;

          o enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

          o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their shares under this prospectus, the selling shareholders may:

          o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

          o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

          o sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     No professional underwriter in its capacity as such will be acting for the selling shareholders.

                                  LEGAL MATTERS

     The legality of the shares offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K and the related financial statement schedule included therein for the year ended March 29, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                  Amount to Be Paid by
                                                    Registrant
                                                    ----------
SEC registration fee.............................    $    69
Legal fees and expenses..........................      8,000
Accounting fees and expenses.....................      9,000
Miscellaneous....................................        431
                                                         ---

Total............................................    $17,500

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contact or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

     The Registrant maintains directors' and officers' liability insurance under which controlling person, directors and officers of the Registrant is insured or indemnified against certain liabilities which he may incur in his capacity as such.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

EXHIBIT NUMBER           DESCRIPTION OF EXHIBIT
--------------           ----------------------

     4.1 Amended and Restated Articles of Incorporation of RF Micro Devices, Inc. (incorporated by reference from
                         Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 26,
                         1999).

     4.2 Amendment to Articles of Incorporation dated July 26, 2000 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000).

     4.3 Amendment to Articles of Incorporation dated August 10, 2001 (incorporated by reference from Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001).

     4.4 Bylaws of RF Micro Devices, Inc. (incorporated by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

     4.5 Specimen Certificate of Stock (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-22625)).

     4.6 Rights Agreement dated August 10, 2001 between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent (incorporated by reference from Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed August 14, 2001).

     5 Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the Common Stock being registered.

     23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

     23.2                Consent of Ernst & Young LLP.

     24 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, North Carolina, on June 16, 2003.

                                   RF MICRO DEVICES, INC.

                                   By:    /S/ ROBERT A. BRUGGEWORTH
                                      ------------------------------------
                                          Robert A. Bruggeworth
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Robert A Bruggeworth and William A Priddy, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 16, 2003.



 /S/ ROBERT A. BRUGGEWORTH              /S/ WILLIAM A. PRIDDY, JR.
-----------------------------------     --------------------------------
Name: Robert A. Bruggeworth             Name: William A. Priddy, Jr.
Title: President, Chief Executive       Title:  Chief Financial Officer and
Officer and Director                    Corporate Vice President of
(principal executive officer)           Administration
                                        (principal financial officer)


/S/ BARRY D. CHURCH                     /S/ DANIEL A. DILEO
------------------------------------    ---------------------------------
Name: Barry D. Church                   Name: Daniel A. DiLeo
Title: Vice President and Corporate     Title:  Director
Controller
(principal accounting officer)


/S/ DR. FREDERICK J. LEONBERGER         /S/ DAVID A. NORBURY
------------------------------------    ---------------------------------
Name: Dr. Frederick J. Leonberger       Name: David A. Norbury
Title:  Director                        Title: Director


/S/ DR. ALBERT E. PALADINO
------------------------------------    ---------------------------------
Name: Dr. Albert E. Paladino            Name:  William J. Pratt
Title: Director                         Title:  Director


/S/ ERIK H. VAN DER KAAY                /S/ WALTER H. WILKINSON, JR.
------------------------------------    ---------------------------------
Name: Erik H. van der Kaay              Name: Walter H. Wilkinson, Jr.
Title:  Director                        Title:  Director

                                                                       Exhibit 5

              [LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE, PLLC]

                                  June 16, 2003

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to RF Micro Devices, Inc. (the "Company") in connection with the registration by the Company of 158,704 shares of its Common Stock, no par value (the "Shares") that may be subsequently offered and sold by certain shareholders of the Company from time to time, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of
Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

         In connection with the foregoing, we have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein, and we have relied on certificates of officers and directors of the Company with respect to factual matters set forth therein.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

         This opinion is limited to the corporate laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof.

         We hereby consent to be named in the Registration Statement under the heading "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ Womble Carlyle Sandridge & Rice, PLLC